Exhibit 99.1

P R E S S A N N O U N C E M E N T

Investor Relations / Media Contact:
Tom Barth
Progress Software Corporation
(781) 280-4135
tobarth@progress.com

Progress Software Names Phil Pead as
Interim Chief Executive Officer Effective November 2, 2012

BEDFORD, MA, November 1, 2012 – Progress Software Corporation (NASDAQ: PRGS) today announced that Executive Chairman Phil Pead has been named the Company’s Interim Chief Executive Officer, effective November 2, 2012. Mr. Pead replaces Jay Bhatt, who previously informed the Company that he was leaving the Company to pursue another leadership position. Given the Company’s recent agreement to sell four non-core product lines and the adoption of a plan to repurchase up to $250 million of its common stock by June 30, 2013, the Progress Board of Directors and Mr. Bhatt agreed to expedite the previously announced leadership transition. The Progress Board is continuing its search process to identify a new President and CEO and has retained an executive search firm to assist in the search.

Mr. Pead was appointed to the Progress Board of Directors in July 2011. He was appointed Non-Executive Chairman in June 2012, and named Executive Chairman on October 8, 2012. Mr. Pead has over 25 years experience in the software industry, including executive roles in several publicly and privately held companies, such as Eclipsys Corporation, Per-Se Technologies, Dun & Bradstreet Corporation, and Attachmate Corporation.

About Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is a global software company that simplifies the development, deployment and management of business applications on-premise or on any Cloud, on any platform, and on any device with minimal IT complexity and low total cost of ownership. Progress Software can be reached at www.progress.com or 1-781-280-4000.